EXHIBIT 99.1
News
For Immediate Release



El Paso Corporation Sells 9.9-Percent Stake in General Partner of GulfTerra Energy Partners

HOUSTON, TEXAS, OCTOBER 3, 2003-El Paso Corporation (NYSE:EP) announced today the completion of a number of related transactions resulting in combined cash proceeds to El Paso of $244 million. In the first transaction, El Paso sold a 9.9-percent interest in the general partner of GulfTerra Energy Partners, L.P. (NYSE:GTM) to Goldman Sachs & Co. (NYSE:GS). El Paso continues to own the remaining 90.1-percent interest in GulfTerra's general partner as well as approximately 22 million common units. In conjunction with this transaction, GulfTerra redeemed all of the Series B Preference Units held by El Paso for $156 million. The Series B Preference Units had a face value of $167 million, were accruing non-cash distributions, and would not have paid cash to El Paso until late 2010. El Paso will use the $244 million of total proceeds from the combined transactions to reduce debt.

Goldman Sachs also purchased 3 million newly issued common units from GulfTerra. The combined purchase price for the 9.9-percent general partner interest and common units was $200 million, with $88 million attributed to the general partner interest.

"The monetization of a significant equity stake in GulfTerra is a positive step for El Paso," said Doug Foshee, president and chief executive officer of El Paso. "The sale of the 9.9-percent interest in the GulfTerra general partner confirms the significant value that resides in the general partner interest of this successful master limited partnership. This transaction is also consistent with El Paso's and GulfTerra's previously announced commitment to take steps that enhance the credit separation of the two companies."

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Media Relations
Mel Scott, Director
Office: 713) 420-3039
Fax: (713) 420-6341

Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417